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For Immediate Release To:                               For Information Contact:
Analysts, Financial Community, Media                    Al Petrie (504) 799-1953
                                                             alpetrie@eplweb.com

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             EPL Announces Two Additional Exploratory Successes and
           Updates Production Guidance for the Second Quarter of 2003

New Orleans, Louisiana, July 2, 2003...Energy Partners, Ltd. ("EPL") (NYSE:EPL) announced today that it has successfully drilled two additional exploratory wells in the Gulf of Mexico, the B-3 well at East Cameron 280 and the EPL State Lease 1008 #B-59 well referred to as the Glacier Prospect in the East Bay Field. The Company also provided an update on its production guidance for the second quarter of 2003.

Drilling Results

At East Cameron 280, the B-3 well, located approximately 85 miles off the Louisiana coast in 167 feet of water, was drilled to a true vertical depth (TVD) of 6,130 feet (7,877 feet measured depth). Hydrocarbons were encountered in one sand interval with a total of 23 net feet of apparent natural gas pay. The well was drilled from an existing producing platform and has been completed. It will share production facilities with EPL's currently producing East Cameron 263 B-1 and B-2 wells. EPL is the operator of the well and owns a 50% working interest. Houston Exploration Company (NYSE:THX) owns the remaining 50% working interest. Initial production is expected in this year's third quarter.

In the East Bay Field, EPL successfully drilled the EPL State Lease 1008 #B-59 well at South Pass 24. Located in Louisiana state waters at the mouth of the Mississippi River in approximately 10 feet of water, the well was drilled as a directional hole to a total depth of 11,259 feet TVD (13,112 feet measured depth). The well encountered a total of 42 feet of apparent net oil and gas pay in four sand intervals. Two deeper objectives were determined to be non-commercial. Therefore, the lower portion of the wellbore is being abandoned. EPL's share of the cost associated with the lower portion of the well totaled approximately $0.5 million. EPL is the operator of the well and owns a 50% working interest. The William G. Helis Company, LLC, a privately-owned independent exploration and production company based in New Orleans owns the remaining 50% working interest. The well will be produced from existing EPL infrastructure in the vicinity. Initial production is expected by the end of July 2003.

Guidance Update

The Company indicated that its oil and natural gas production had reached a record high during the last week of June, averaging approximately 22,500 barrels of oil equivalent per day. For the second quarter of 2003, the Company currently expects to report average oil production of approximately 7,500 barrels of oil per day and average natural gas production of approximately 73 million cubic feet of natural gas per day. This is below second quarter production guidance previously provided by the Company of between 21,000 and 21,500 Boe per day. The primary reasons for the shortfall in second quarter production were recent unexpected downtime for repairs to a non-operated host platform for one offshore field, a lower contribution from natural gas liquids volumes and lower than expected production from one recently completed well. The Company said that it still expected to achieve full year 2003 production in line with its prior estimate of between 21,000 to 21,500 Boe per day.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.



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Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are "forward-looking statements" under
U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.
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